FIRST AMENDMENT
                                     TO THE
                           EASTERN UTILITIES ASSOCIATES
                              RESTRICTED STOCK PLAN



        WHEREAS, Eastern Utilities Associates (the "Company") previously adopted the Eastern Utilities Associates Restricted Stock Plan (the "Plan");

        WHEREAS, the Company desires to amend the Plan in the manner and to the extent hereinafter set forth; and

        WHEREAS, pursuant to Section 12(a) of the Plan, the Company has the right, by action of its Board of Trustees, to amend the Plan at any time and from time to time, and for that purpose has caused this instrument to be executed and delivered o n its behalf by its officers thereunto duly authorized by its Board of Trustees.

        NOW, THEREFORE, in accordance with and pursuant to the foregoing, the Plan is amended, effective November 17, 1997, as follows:

1. Section 5 of the plan is hereby amended by deleting the same in its entirety and by substituting therefore the following:

        "Grant Shares may be awarded to such key employees of the Company, including any Board member, executive or department head who is employed by the Company or its affiliates, as are selected by the Committee (any such employee, a "Participant" )."

2. Section 6 of the Plan is hereby amended by adding the following provision at the end of the first sentence of said section:

"The Committee may also make special additional awards of Grant Shares on one or more dates prior to such anniversary, but only top recognize special nonrecurring circumstances including but not limited to the need to provide retention incentives to executives and department heads, upon the recommendation of the CEO that the best interests of the Company would be served by making additional awards of Grant Shares."

3. Section 7 of the Plan is hereby amended by deleting the same in its entirety and by substituting therefore the following:

        "(a)    Unless the Committee specifies otherwise pursuant to paragraphs
(b) and (c) below, Grant Shares shall not be vested and shall be forfeitable when such Grant Shares are awarded to the Participant. Except as provided in paragraphs (b) a nd (c), the Participant must remain employed by the Company or one of its subsidiaries during the five-year period (or such shorter period designated by the Committee with respect to additional awards of Grant Shares under Section 6) immediately following the date as of which the Grant Shares were awarded to him in order for such Grant Shares to become vested in him. Grant Shares awarded pursuant to an Intervening Award as described in Section 6, above, shall vest at the expiration of the first five-year vesting period coincident with the five-year vesting period for the Grant Shares awarded on the Effective Date (or the appropriate triennial anniversary). If the Participant fails to complete the employment requirement specified by the Committee for his or her Grant Shares, and such Grant Shares so not otherwise become vested under paragraphs (b) and (c), the Participant shall forfeit and transfer to the Company or one or more persons designated by the Committee all such Grant Shares a warded to him on such date and the Participant shall have no further rights with respect to such Grant Shares."

        IN WITNESS WHEREOF, the Company has caused this instrument to be executed and delivered on its behalf by its officers thereunto duly authorized on this 17th day of November 1997.



                                       EASTERN UTILITIES ASSOCIATES



                                       By: /s/Donald G. Pardus
                                              Donald G. Pardus

                                          Chairman of the Board